UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

September 28, 2007

Date of report (Date of earliest event reported)

SUMTOTAL SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-50640	42-1607228
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1808 North Shoreline Boulevard

Mountain View, California 94043

(Address of principal executive offices, including zip code)

(650) 934-9500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 28, 2007, SumTotal Systems, Inc. (the “Company”) entered into an Agreement (the “Agreement”) with David Crussell in connection with the termination of his employment with the Company, which was previously announced on August 20, 2007. The Agreement provides, among other things, that Mr. Crussell will receive (i) his base salary through December 31, 2007 (the “Separation Date”); (ii) severance payment of $233,333; (iii) a pro-rated amount of any amounts Mr. Crussell would have received for the financial component payout of the Company’s Executive and Management Bonus Plan for the third and fourth quarters of 2007, provided that such payments, if any, shall be made on the same terms and at the same time all other eligible employees receive such payments; (iv) his retention bonus of $206,250 pursuant to Mr. Crussell’s retention agreement, the terms of which were substantially described in the Current Report on Form 8-K filed by the Company on October 19, 2005 and (v) monthly COBRA reimbursements from the Separation Date through August 31, 2008 or until he becomes eligible for health coverage from another company. The Agreement also provides for a release of all claims by Mr. Crussell and various covenants from Mr. Crussell, including not competing with, or soliciting employees and customers from, the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 1, 2007

SUMTOTAL SYSTEMS, INC.

By:	/s/ Erika Rottenberg
Name:	Erika Rottenberg
Title:	Senior Vice President, General Counsel and Secretary